Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211545

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
7.95% Series D Cumulative Redeemable Perpetual Preferred Shares; 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares; 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares; and 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares	$150,000,000	$17,385

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement on Form F-3 (Registration No. 333-211545) filed by Seaspan Corporation on May 23, 2016.
(2)	Calculated in accordance with Rule 457(o) and Rule 457(r) and is made in accordance with Rule 456(b) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 23, 2016)

Seaspan Corporation

7.95% Series D Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

8.25% Series E Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

8.20% Series G Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

7.875% Series H Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

Having an Aggregate Offering Price of Up to $150,000,000

We have entered into an at-the-market issuance sales agreement with FBR Capital Markets & Co. (or FBR) relating to our 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (or the Series D Preferred Shares), 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (or the Series E Preferred Shares), 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (or the Series G Preferred Shares) and 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (or the Series H Preferred Shares) offered by this prospectus supplement and the accompanying prospectus. We refer to the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares collectively in this prospectus supplement as the Preferred Shares. In accordance with the terms of the at-the-market issuance sales agreement, we may offer and sell the Preferred Shares having an aggregate offering price of up to $150,000,000 from time to time through FBR as our sales agent.

Sales of Preferred Shares will be made by FBR in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (or the Securities Act), including transactions made directly on or through the NYSE or other market for our Preferred Shares in the United States, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or any other methods permitted by law. FBR is not required to sell any specific number or dollar amount of securities, but will act as sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between FBR and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay the sales agent a commission of up to 2.0% of the gross proceeds from each sale of Preferred Shares sold through the sales agent as sales agent under the at-the-market issuance sales agreement. In connection with the sale of the Preferred Shares on our behalf, FBR may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of FBR may be deemed to be underwriting commissions or discounts. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

Our Series D Preferred Shares are listed on the NYSE under the symbol “SSW PR D.” The last reported sale price of our Series D Preferred Shares on the NYSE on November 3, 2016 was $21.91 per share.

Our Series E Preferred Shares are listed on the NYSE under the symbol “SSW PR E.” The last reported sale price of our Series E Preferred Shares on the NYSE on November 3, 2016 was $22.64 per share.

Our Series G Preferred Shares are listed on the NYSE under the symbol “SSW PR G.” The last reported sale price of our Series G Preferred Shares on the NYSE on November 3, 2016 was $22.66 per share.

Our Series H Preferred Shares are listed on the NYSE under the symbol “SSW PR H.” The last reported sale price of our Series H Preferred Shares on the NYSE on November 3, 2016 was $21.98 per share.

Investing in the Preferred Shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FBR

November 4, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Preferred Shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries, except that when such terms are used in this prospectus supplement in reference to the Preferred Shares, they refer specifically to Seaspan Corporation.

References to shipbuilders are as follows:

SHIPBUILDER	REFERENCE
CSBC Corporation, Taiwan	CSBC
Jiangsu New Yangzi Shipbuilding Co., Ltd.	New Jiangsu
Jiangsu Yangzi Xinfu Shipbuilding Co., Ltd.	Jiangsu Xinfu
HHIC-PHIL INC.	HHIC

References to customers are as follows:

CUSTOMER	REFERENCE
ANL Singapore Pte. Ltd.(1)	ANL
China Shipping Container Lines (Asia) Co., Ltd.(2)(3)	CSCL Asia
COSCO Container Lines Co., Ltd.(3)(4)	COSCON
COSCO (Cayman) Mercury Co., Ltd.(5)	COSCO Mercury
Hapag-Lloyd AG	Hapag-Lloyd
Hapag-Lloyd USA, LLC(6)	HL USA
Kawasaki Kisen Kaisha Ltd.(7)	K-Line
Maersk Line A/S(8)	Maersk
Mitsui O.S.K. Lines, Ltd.(7)	MOL
MSC Mediterranean Shipping Company S.A.	MSC
Orient Overseas Container Line Ltd.	OOCL
Yang Ming Marine Transport Corp.	Yang Ming Marine
Yang Ming (UK) Ltd.(9)	Yang Ming

S-i

(1)	A subsidiary of CMA CGM S.A.
(2)	A subsidiary of China Shipping Container Lines Co., Ltd., or CSCL.
(3)	While we continue to charter our vessels to CSCL Asia and COSCON, CSCL Asia and COSCON merged their container shipping businesses in March 2016.
(4)	A subsidiary of China COSCO Holdings Company Limited.
(5)	A subsidiary of COSCO Container Lines Co., Ltd.
(6)	A subsidiary of Hapag-Lloyd.
(7)	On October 31, 2016, K-Line, MOL and Nippon Yusen Kabushiki Kaisha announced that they will integrate their container shipping businesses under a new joint venture company. This is expected to be effective in April 2018.
(8)	A subsidiary of A.P. Møeller-Mærsk A/S.
(9)	A subsidiary of Yang Ming Marine Transport Corp.

S-ii

Prospectus Supplement

Base Prospectus

S-iii

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of our Preferred Shares, as well as tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-9 of this prospectus supplement and on page 3 of the accompanying base prospectus to determine whether an investment in our Preferred Shares is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our Company

We are the leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 87 containerships, and we have entered into contracts for the purchase of an additional eight newbuilding containerships, which have scheduled delivery dates through October 2017. Of our eight newbuilding containerships, six will commence operation under long-term, fixed-rate charters upon delivery. We expect to enter into long-term charter contracts for the remaining newbuilding containerships in the future. The average age of the 87 vessels in our operating fleet is approximately six years, on a TEU-weighted basis.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. The charters on the 87 vessels in our operating fleet have an average remaining term of approximately five years, on a TEU-weighted basis, excluding the effect of charterer’s options to extend certain time charters.

Customers for our current operating fleet are ANL, CSCL Asia, COSCON, COSCO Mercury, Hapag-Lloyd, HL USA, K-Line, Maersk, MOL, MSC, OOCL, Yang Ming Marine and Yang Ming. The customers for the six newbuilding containerships that are subject to charter contracts are MSC and Yang Ming Marine.

Recent Developments

Hanjin Shipping Bankruptcy

On August 31, 2016, Hanjin Shipping Co., Ltd., or Hanjin, filed for bankruptcy in Korea, or the Hanjin Proceeding. As at August 31, 2016, Hanjin chartered three of our 10000 TEU vessels and four of Greater China Intermodal Investments LLC’s, or GCI’s, 10000 TEU vessels under 10-year charter contracts, with options to extend. Hanjin also chartered one of our 4600 TEU vessels, the Seaspan Efficiency. As at the date hereof, the charters for all eight vessels have been cancelled, the vessels have been returned and Hanjin has ceased to be a customer.

As at August 31, 2016, the three 10000 TEU vessels chartered to Hanjin represented approximately 4.8% of the TEU capacity of our on-the-water fleet, and the contracted future revenue under the charters was approximately $361.8 million, excluding extension options, of our total contracted revenue of $5.8 billion.

As at August 31, 2016, we had approximately $18.9 million of past due accounts receivable from Hanjin. As a result of the Hanjin Proceeding, we recognized a full reserve for these past due accounts receivable, which reduced our net earnings for the quarter ending September 30, 2016 by approximately $18.9 million. On September 1, 2016, after Hanjin declared bankruptcy, we stopped recognizing revenue on the vessels chartered to Hanjin.

In addition to the consequences of the Hanjin Proceeding described above, it is possible we may incur costs or liabilities resulting from third party claims for unpaid goods and services provided to the vessels while on charter to Hanjin and from other Hanjin related claims made prior to or after the date of the announcement of the Hanjin Proceeding. In the course of the Hanjin Proceeding, we made a claim against Hanjin for any such costs and liabilities, and we also intend to make a claim under our insurance policies for recovery; however, some or all of these costs and liabilities ultimately may not be recovered.

As at September 30, 2016, we had approximately $209.2 million of outstanding indebtedness under credit facilities secured by our three 10000 TEU vessels formerly chartered to Hanjin and the related charter contracts. Under these credit facilities, the loans may become due and payable if replacement charters acceptable to the lenders, in their discretion, are not obtained within 90 to 120 days of the charter termination, as applicable. We received termination notices for these three vessels formerly chartered to Hanjin starting on September 29, 2016. We are in discussions with these lenders to extend the time to obtain an acceptable replacement charter.

We have obtained a short-term charter commencing in the latter half of the fourth quarter of 2016 at market rates for one of our 10000 TEU vessels, and are actively seeking charter opportunities for the other two; however, there is no assurance that replacement charters will be secured and, if secured, at what rates or for what duration. We have also entered into an agreement for the sale and recycling of the Seaspan Efficiency.

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in the Preferred Shares.

THE OFFERING

Issuer	Seaspan Corporation

Preferred Shares Offered to the Public by Us	Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares having an aggregate offering price of up to $150,000,000.

For a detailed description of the Preferred Shares, please read “Description of Series D Preferred Shares”, “Description of Series E Preferred Shares”, “Description of Series G Preferred Shares” and “Description of Series H Preferred Shares” beginning on page S-40 of this prospectus supplement.

Manner of Offering	“At the market offering” that may be made from time to time through FBR, our sales agent. See “Plan of Distribution” beginning on page S-52 of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of the sale of the Preferred Shares, if any, for general corporate purposes, which may include funding acquisitions, funding capital expenditures on existing newbuild vessels and debt repayments.

Listing	Our Series D Preferred Shares are listed on the NYSE under the symbol “SSW PR D.”

Our Series E Preferred Shares are listed on the NYSE under the symbol “SSW PR E.”

Our Series G Preferred Shares are listed on the NYSE under the symbol “SSW PR G.”

Our Series H Preferred Shares are listed on the NYSE under the symbol “SSW PR H.”

Risk Factors	An investment in the Preferred Shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 3 of the accompanying base prospectus to determine whether an investment in our Preferred Shares is appropriate for you.

Tax Considerations	We believe that all or a portion of the distributions you receive from us with respect to your Preferred Shares will constitute dividends. If you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” that is taxable at preferential capital gains tax rates. Any portion of your distribution that is not treated as a dividend will be treated first as non-taxable return of capital to the extent of your tax basis in your Preferred Shares and, thereafter, as capital gain. In addition, there are other tax matters you should consider before investing in the Preferred Shares, including our tax status as a non-U.S. issuer. Please read “Material United States Federal Income Tax Considerations,” “Non-United States Tax Considerations” and “Risk Factors—Tax Risks.”

Conversion; Exchange and Preemptive Rights	The Preferred Shares do not have any conversion or exchange rights and are not entitled to preemptive rights.

Dividend Payment Dates	January 30, April 30, July 30 and October 30 (each a “Dividend Payment Date”).

Dividend Rate	The dividend rate for the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares is 7.95% per annum, 8.25% per annum, 8.20% per annum and 7.875% per annum, respectively, per $25.00 of liquidation preference per share.

Optional Redemption	At any time on or after January 30, 2018, February 13, 2019, June 16, 2021 and August 11, 2021, we may redeem, in whole or in part, the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares, respectively, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption.

Ranking	Shares of each series of Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. Shares of each series of the Preferred Shares will rank:

•	senior to all classes of our common shares (which currently consist of the Class A common shares) and to each other class or series of capital stock established after the original issue date of such series of Preferred Shares that is not expressly made senior to, or on parity with, such series of Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary, or Junior Securities;

•	pari passu with our other series of Preferred Shares and any other class or series of capital stock established after the original issue date of such series of Preferred Shares that is not expressly subordinated or senior to such series of Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary, or Parity Securities; and

•	junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and each class or series of capital stock expressly made senior to such series of Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary, or Senior Securities.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless (a) full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Preferred Shares and any Parity Securities through the most recent respective dividend payment dates and (b) we are in compliance with the net worth covenants described below under “Description of Series D Preferred Shares,” “Description of Series E Preferred Shares”, “Description of Series G Preferred Shares” and “Description of Series H Preferred Shares.” Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of shares of such series of Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding shares of such series of Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all of such series of Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to shares of such series of Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of shares of such series of Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Voting Rights	Holders of the Preferred Shares generally have no voting rights. However, if and whenever six quarterly dividends, whether consecutive or not, payable on the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares or the Series H Preferred Shares are in arrears, the holders of the applicable series of Preferred Shares will have the right, voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable, to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the applicable series of Preferred Shares voted as a class for the election of such director). The right of such holders of Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the applicable series of Preferred Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares, each voting as a single class, we may not adopt any amendment to our articles of incorporation that adversely alters the preferences, powers or rights of the respective series of Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares, Series F Preferred Shares and Series H Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not (a) issue any Parity Securities if the cumulative dividends payable on outstanding Preferred Shares are in arrears or (b) create or issue any Senior Securities.

Net Worth Covenant	We are subject to a covenant with respect to the Preferred Shares requiring that we maintain a Net Worth to Preferred Stock Ratio of at least 1.00. We will not declare, pay or set apart for payment any cash dividend on any Junior Securities unless we are in compliance with such covenant.

Fixed Liquidation Price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Preferred Shares have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Securities.

Form	The Preferred Shares are issued and maintained only in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These statements include, among others, statements about:

•	future operating or financial results , including those arising from the Hanjin Proceeding;

•	future growth prospects;

•	our business strategy and other plans and objectives for future operations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	future dividends, including the amount and timing of payment thereof for the remaining quarter of 2016;

•	our primary sources of funds for our short and medium-term liquidity needs;

•	discussions regarding a potential transaction involving GCI, including an acquisition of GCI or the assets of GCI;

•	potential acquisitions, vessel financing arrangements and other investments, and our expected benefits from such transactions, including any acquisition or construction opportunities , vessel financing arrangements and related benefits relating to our venture with GCI;

•	future time charters and vessel deliveries including future charters for vessels that are currently off charter or on short term charters;

•	estimated future capital expenditures needed to preserve our capital base, and comply with regulatory standards, our expectations regarding future dry-docking and operating expenses, including ship operating expense and general and administrative expenses;

•	our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, the delivery dates of new vessels, the commencement of service of new vessels under long-term time charter contracts and the useful lives of our vessels;

•	our expectations as to impairments of our vessels, including the timing and amount of currently anticipated impairments; and

•	the future valuation of goodwill.

Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenue , operating margins, earnings, cash flow, working capital and capital expenditures , they are subject to risks and uncertainties . These risks and uncertainties include, but are not limited to:

•	any potential acquisition involving GCI;

•	availability of crew, number of off-hire days and dry-docking requirements;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to borrow funds under our credit facilities, to refinance our existing facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our continued ability to maintain, enter into or renew primarily long-term, fixed-rate time charters with our existing customers or new customers, including, among other vessels, two of our 10000 TEU newbuilding containerships;

•	the potential for early termination of long-term contracts and our potential inability to enter into, renew or replace long-term contracts;

•	conditions in the public equity market and the price of our shares;

•	our ability to leverage to our advantage our relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, and the effect of governmental regulations on our business;

•	the financial condition of our shipbuilders, customers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•	the economic downturn in the global financial markets and potential negative effects of any recurrence of such disruptions on our customers’ ability to charter our vessels and pay for our services;

•	taxation of our company and of distributions to our shareholders;

•	our exemption from tax on our U.S. source international transportation income;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

RISK FACTORS

Any investment in our Preferred Shares involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this document before making an investment in our Preferred Shares. If any of these risks were to occur, our business, financial condition or operating results could be harmed, which may reduce our ability to pay dividends on or redeem, and lower the trading price of our Preferred Shares. You may lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks of Investing in our Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Preferred Shares following the payment of expenses.

Although dividends on our Preferred Shares are cumulative, our board of directors must approve the actual payment of the dividends. We will pay quarterly dividends on our Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accumulated dividends. Our board of directors could do so for any reason. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Preferred Shares. The amount of dividends we can pay or the amount we can use to redeem Preferred Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate significantly based on, among other things:

•	our ability to charter ships that are currently off-charter, on short-term charter or coming off long-term charter;

•	the rates we obtain from our charters or recharters and the ability of our customers to perform their obligations under their charters;

•	the level of our operating costs;

•	the number of off-charter or unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our containerships;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service and refinance our current and future indebtedness;

•	our ability to raise additional debt and equity to satisfy our capital needs;

•	dividend and redemption payments applicable to other senior or parity equity securities; and

•	our ability to draw on our existing credit facilities and the ability of our lenders and lessors to perform their obligations under their agreements with us.

The amount of cash we will have available for dividends on or to redeem our Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Preferred Shares also depends on many factors, including, among others:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit, capital lease and operating lease facilities or any future debt securities, including existing restrictions under our credit, capital lease and operating lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default;

•	the amount of any reserves established by our board of directors; and

•	restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (i.e., retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which is affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The Preferred Shares represent perpetual equity interests.

The Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Preferred Shares may be required to bear the financial risks of an investment in the Preferred Shares for an indefinite period of time. In addition, the Preferred Shares rank junior to all our indebtedness and other liabilities, and to any senior equity securities we may issue in the future with respect to assets available to satisfy claims against us.

The Preferred Shares do not have a well-established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Preferred Shares will increase your reliance on the secondary market for liquidity purposes.

The Preferred Shares are listed on The New York Stock Exchange. However, there is not a well-established trading market for the securities. In addition, since the securities have no stated maturity date, investors seeking liquidity are limited to selling their shares in the secondary market absent redemption by us. The trading market on the NYSE for the Preferred Shares may not be active, in which case the trading price of the shares of Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If the trading market on the NYSE is not active, our Preferred Shares may trade at prices lower than the offering price. The trading price of our Preferred Shares depends on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

The Preferred Shares have not been rated, and ratings of any other of our securities may affect the trading price of the Preferred Shares.

We have not sought to obtain a rating for any of the Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Preferred Shares or that we may elect to obtain a rating of our Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn (or if ratings for such other securities would imply a lower relative value for the Preferred Shares), could adversely affect the market for, or the market value of, the Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Preferred Shares.

Our Preferred Shares are subordinate to our debt and lease obligations, and your interests could be diluted by the issuance of additional shares of preferred stock, and by other transactions.

Our Preferred Shares are subordinate to all of our existing and future long-term debt and capital lease obligations, and our obligations under our operating leases. As of September 30, 2016, we had approximately $3.1 billion outstanding under our credit facilities and senior unsecured notes and capital lease obligations of approximately $505.1 million. In addition, at September 30, 2016, we had total commitments under vessel operating leases from 2016 to 2028 of approximately $1.4 billion. The amounts outstanding under our credit facilities and our lease obligations will further increase following the completion of our acquisition of the eight newbuilding containerships that we have contracted to purchase. Our existing financing arrangements restrict, and our future financing arrangements may restrict our ability to pay dividends to preferred shareholders. Our articles of incorporation currently authorize the issuance of up to 150 million shares of preferred stock in one or more classes or series. The issuance of additional preferred stock on a parity with or senior to our Preferred Shares would dilute the interests of the holders of our Preferred Shares, and any issuance of preferred stock senior to or on a parity with our Preferred Shares or of additional long-term debt could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Preferred Shares. No provisions relating to our Preferred Shares protect the holders of our Preferred Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Preferred Shares.

The Preferred Shares rank junior to any Senior Securities and pari passu with one another.

Our Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares rank junior to any Senior Securities and pari passu with one another and any other class or series of capital stock established after the original issue date of the Preferred Shares that is not expressly subordinated or senior to the Preferred Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Preferred Shares and any parity securities are paid, any partial payment shall be made pro rata with respect to shares of Preferred Shares and any parity securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

Market interest rates may adversely affect the value of our Preferred Shares.

One of the factors that will influence the price of our Preferred Shares is the dividend yield on the Preferred Shares (as a percentage of the price of our Preferred Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Preferred Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Preferred Shares to decrease.

The Preferred Shares are redeemable at our option.

We may, at our option, redeem some or all of the Preferred Shares on and after January 30, 2018, February 13, 2019, June 16, 2021 and August 11, 2021 for the Series D Preferred Shares, Series E Preferred Shares,

Series G Preferred Shares and Series H Preferred Shares, respectively, to the extent we have funds legally available for such purpose. If we redeem your Preferred Shares, you will be entitled to receive a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Preferred Shares had the shares not been redeemed.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per Preferred Share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of liquidation, whether or not declared. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your Preferred Shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

As a holder of Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Preferred Shares are extremely limited and are the same for the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares. Our common stock and our Series F preferred shares are the only class and series of our capital stock carrying full voting rights. Holders of the Preferred Shares generally have no voting rights. However, in the event that six quarterly dividends, whether consecutive or not, payable on Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares or the Series H Preferred Shares are in arrears, the holders of the respective series of Preferred Shares will have the right, voting together as a class with all other classes or series of parity securities upon which like voting rights have been conferred and are exercisable, to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors has already been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the applicable series of Preferred Shares voted as a class for the election of such director). The right of such holders of Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the applicable series of Preferred Shares have been paid in full.

Our ability to pay dividends on and to redeem our Preferred Shares is limited by the requirements of Marshall Islands law.

Marshall Islands law provides that we may pay dividends on and redeem our Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

Risks Inherent in Our Business

The business and activity levels of many of our customers, shipbuilders and third parties with which we do business and their respective abilities to fulfill their obligations under agreements with us, including payments for the chartering of our vessels, may be hindered by any deterioration in the industry, credit markets or other negative developments.

Our current vessels are, and we anticipate that those that we acquire in the future will be, primarily chartered to customers under long-term time charters. Payments to us under those charters currently, and are expected to continue to, account for nearly all of our revenue. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. During the financial and economic crises, there occurred a significant decline in the credit markets and the availability of credit and other forms of financing. Additionally, the equity value of many of our customers substantially declined during that period. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the limited or lack of availability of debt or equity financing potentially reduced the ability of our customers to make charter payments to us. Any recurrence of the significant financial and economic disruption of 2007 and 2008, or any other negative developments affecting our customers generally or specifically (such as the bankruptcy of a customer, industry over-capacity of containerships, low freight rates, asset write downs and incurring losses) could result in similar effects on our customers or other third parties with which we do business, which in turn could harm our business, results of operations and financial condition. See also “Summary—Recent Developments—Hanjin Shipping Bankruptcy”.

Similarly, the shipbuilders with whom we have contracted to construct newbuilding vessels may be affected by future instability of the financial markets and other market conditions or developments, including with respect to the fluctuating price of commodities and currency exchange rates. In addition, the refund guarantors under our shipbuilding contracts (which are banks, financial institutions and other credit agencies that guarantee, under certain circumstances, the repayment of installment payments we make to the shipbuilders), may also be negatively affected by adverse financial market conditions in the same manner as our lenders and, as a result, be unable or unwilling to meet their obligations to us due to their own financial condition. If our shipbuilders or refund guarantors are unable or unwilling to meet their obligations to us, this will harm our fleet expansion and may harm our business, results of operations and financial condition.

We derive our revenue from a limited number of customers, and the loss of any of such customers would harm our revenue and cash flow.

The following table shows, as at September 30, 2016, the number of vessels in our operating fleet that were chartered to our customers and the percentage of our total revenue attributable to such customers for the nine months ended September 30, 2016:

Customer	Number of Vessels in our Operating Fleet Chartered to Such Customer	Percentage of Total Revenue for the Nine Months Ended September 30, 2016
COSCON(1)	18	33.6%
CSCL Asia(1)	17	14.3%
MOL	10	13.1%
Yang Ming	8	13.2%
Hapag-Lloyd(2)	13	8.4%
Hanjin(3)	3	4.8%
Other	20	12.6%

Total	89	100.0%

(1)	While we continue to charter our vessels to CSCL Asia and COSCON, CSCL Asia and COSCON merged their container shipping businesses on March 1, 2016.
(2)	Includes vessels chartered to Hapag-Lloyd and HL USA.
(3)	Subsequent to September 30, 2016, our remaining charter contracts with Hanjin were terminated, the vessels were returned to us and Hanjin ceased to be a customer.

The majority of our vessels are chartered under long-term time charters, and customer payments are our primary source of operating cash flow. The loss of any of these charters or any material decrease in payments thereunder could materially harm our business, results of operations and financial condition.

Under some circumstances, we could lose a time charter or payments under the charter if:

•	the customer fails to make charter payments because of its financial inability (including bankruptcy), disagreements with us, defaults on a payment or otherwise;

•	at the time of delivery, the vessel subject to the time charter differs in its specifications from those agreed upon under the shipbuilding contract; or

•	the customer exercises certain limited rights to terminate the charter, including (a) if the ship fails to meet certain guaranteed speed and fuel consumption requirements and we are unable to rectify the situation or otherwise reach a mutually acceptable settlement and (b) under some charters, if we undertake a change of control to which the customer does not consent or if the vessel is unavailable for operation for certain reasons for a specified period of time, or if delivery of a newbuilding is delayed for a prolonged period.

Any recurrence of significant financial and economic disruptions could result in our customers being unable to make charter payments to us in the future or seeking to amend the terms of our charters. Any such event could harm our business, results of operations and financial condition.

Charter party-related defaults under certain of our secured credit or capital lease facilities or our operating leases could permit the financiers to accelerate outstanding obligations under and terminate the facilities, or terminate the operating leases and subject us to termination penalties.

Many of our vessel financing credit facilities and capital lease arrangements, as well as our operating leases, are secured by, among other things, the charter parties for the applicable vessels and contain default provisions relating to such charter parties. The prolonged failure of the charterer to fully pay under the charter party or the termination or repudiation of the charter party without our entering into a replacement charter contract within a specified period of time constitute an event of default under certain of our financing agreements. If such a default were to occur, our outstanding obligations under the applicable financing agreements may become immediately due and payable, and the lenders’ commitments under the financing agreements to provide additional financing, if any, may terminate. This could also lead to cross-defaults under other financing agreements and result in obligations becoming due and commitments being terminated under such agreements. A default under any financing agreement could also result in foreclosure on certain applicable vessels and other assets securing related loans or financings. Please read “Summary—Recent Developments—Hanjin Shipping Bankruptcy.”

We may not be able to timely repay or be able to refinance amounts incurred under our credit facilities and capital and operating lease arrangements.

We have financed a substantial portion of our fleet with secured indebtedness drawn under our existing credit and capital and operating lease arrangements. We have significant normal course payment obligations under our credit facilities and capital and operating lease arrangements, both prior to and at maturity. In addition, under our credit facilities and capital and operating lease arrangements, a payment may be required in certain circumstances as a result of events such as the sale or loss of a vessel, a termination or expiration of a charter (where we do not enter into a charter acceptable to the lenders within a required period of time) or termination of a shipbuilding contract. The amount that must be paid may be calculated based on the loan to market value ratio or some other ratio that takes into account the market value of the relevant vessel, or may be the entire amount of the financing in regard to a credit facility or a pre-determined termination sum in the case of a capital or operating lease.

If we are not able to refinance outstanding amounts at an interest rate or on terms acceptable to us, or at all, we will have to dedicate a significant portion of our cash flow from operations to repay such amounts, which could reduce our ability to satisfy payment obligations related to our securities and our credit facilities and capital and operating lease arrangements or may require us to delay certain business activities or capital expenditures or cease paying dividends. If we are not able to satisfy these obligations (whether or not refinanced) under our credit facilities or capital or operating lease arrangements with cash flow from operations, we may have to seek to restructure our indebtedness and lease arrangements, undertake alternative financing plans (such as additional debt or equity capital) or sell assets, which may not be available on terms attractive to us or at all. If we are unable to meet our debt or lease obligations, or if we otherwise default under our credit facilities or capital or operating lease arrangements, our lenders or lessors could declare all outstanding amounts to be immediately due and payable and foreclose on the vessels securing such indebtedness. The market value of our vessels, which fluctuates with market conditions, will also affect our ability to obtain financing or refinancing as our vessels serve as collateral for loans. Lower vessel values at the time of any financing or refinancing may reduce the amounts of funds we may borrow.

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of September 30, 2016, we had approximately $3.1 billion outstanding under our credit facilities and senior unsecured notes and capital lease obligations of approximately $505.1 million. In addition, at September 30, 2016, we had total commitments under vessel operating leases from 2016 to 2028 of approximately $1.4 billion. The amounts outstanding under our credit facilities and our lease obligations will further increase following the completion of our acquisition of the eight newbuilding containerships that we have contracted to purchase. As of October 20, 2016, for the eight newbuilding containerships that we have contracted to purchase, we have entered into lease facilities for five of the vessels and plan to enter into additional credit facilities or lease obligations to finance the remaining three vessels. Our level of debt and vessel lease obligations could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Over time, containership values and charter rates may fluctuate substantially, which could adversely affect our results of operations, our ability to raise capital or our ability to pay dividends.

Containership values can fluctuate substantially over time due to a number of different factors, including, among others:

•	prevailing economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade;

•	increases in the supply of containership capacity; and

•	the cost of retrofitting or modifying existing ships as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

If a charter terminates, we may be unable to re-deploy the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, may seek to dispose of it. Our inability to dispose of the containership at a reasonable price, or at all, could result in a loss on its sale and harm our business, results of operations and financial condition. As of October 20, 2016, we had six vessels off charter. Subsequent to October 20, 2016, two of the vessels have commenced or will be commencing short-term charters at market rates. We also entered into an agreement to sell and recycle one of the vessels. We have an additional 12 and 12 vessels subject to existing charters that are scheduled to expire during the remainder of 2016 and 2017, respectively. In addition, we do not have charters for our two newbuilding 10000 TEU vessels scheduled for delivery in 2017. For our vessels that are or will be off-charter, there is no assurance that replacement charters will be secured and if secured, at what rates or for what duration.

In addition, if we determine at any time that a containership’s value has been impaired, we may need to recognize a significant impairment charge that will reduce our earnings and net assets. We review our containership assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, which occurs when the assets’ carrying value is greater than the undiscounted future cash flows the asset is expected to generate over its remaining useful life. In our experience, certain assumptions relating to our estimates of future cash flows are more predictable by their nature, including estimated revenue under existing contract terms and remaining vessel life. Certain assumptions relating to our estimates of future cash flows require more judgment and are inherently less predictable, such as future charter rates beyond the firm period of existing contracts, ongoing operating costs and vessel residual values, due to factors such as the volatility in vessel charter rates and vessel values. We believe that the assumptions used to estimate future cash flows of our vessels are reasonable at the time they are made. We can provide no assurances, however, as to whether our estimates of future cash flows, particularly future vessel charter rates or vessel values, will be accurate. Vessels that currently are not considered impaired may become impaired over time if the future estimated undiscounted cash flows decline at a rate that is faster than the depreciation of our vessels.

A reduction in our net assets could result in a breach of certain financial covenants contained in our credit and lease facilities and our preferred shares, which could limit our ability to borrow additional funds under our credit and lease facilities or require us to repay outstanding amounts. Further, declining containership values could affect our ability to raise cash by limiting our ability to refinance vessels or use unencumbered vessels as collateral for new loans or result in prepayments under certain of our credit facilities. This could harm our business, results of operations and financial condition.

If time charter rates remain at their current levels, we expect that our average estimated daily time charter rate used in future impairment analyses will decline, resulting in estimated undiscounted future net cash flows that are less than the carrying value of certain vessels under 5000 TEUs in capacity. In accordance with our accounting policy, if this occurs we will be required to recognize a non-cash impairment charge equal to the excess of the impacted vessels’ carrying value over their fair value. During the quarter ending September 30, 2016, we recognized a non-cash impairment charge of 202.8 million for ten vessels held for use, including four 4250 TEU, two 3500 TEU and four 2500 TEU vessels. In addition, based on information available at September 30, 2016, we estimate that an additional non-cash impairment charge of between approximately $55 million and $90 million will be recognized during the quarter ending December 31, 2016. If time charter rates do not improve meaningfully from current market rates during the next 12 months, we expect that we would recognize further impairment charges beyond 2016. The determination of the fair value of vessels will depend on various market factors, including charter and discount rates, ship operating costs and vessel trading values, and our reasonable assumptions at that time. The amount, if any, and timing of any impairment charges we may recognize will depend upon then current and expected future charter rates, vessel utilization, operating and dry-docking expenditures, vessel residual values, inflation and the remaining expected useful lives of our vessels, which may differ materially from those used in our estimates at September 30, 2016.

A reduction in our net assets could result in a breach of certain financial covenants contained in our credit and lease facilities and our preferred shares, which could limit our ability to borrow additional funds under our credit and lease facilities or require us to repay outstanding amounts or prohibit us from paying dividends. In addition, declining containership values could affect our ability to raise cash by limiting our ability to refinance vessels or use unencumbered vessels as collateral for new loans. This could harm our business, results of operations and financial condition.

An over-supply of containership capacity may lead to reductions in charter hire rates and profitability.

As of October 1, 2016, newbuilding containerships with an aggregate capacity of 3.3 million TEUs, representing approximately 16.3% of the total worldwide containership fleet capacity as of that date, were under construction. The size of the orderbook will result in the increase in the size of the world containership fleet over the next few years. An over-supply of containership capacity, combined with stability or any decline in the demand for containerships, may result in a reduction of charter hire rates, which is currently the case. If such a reduction occurs or exists when we seek to charter newbuilding vessels, our growth opportunities may be diminished. If such a reduction occurs or exists upon the expiration or termination of our containerships’ current time charters, we may only be able to re-charter our containerships at unprofitable rates, if at all. As of October 20, 2016, we had six vessels off charter. Subsequent to October 20, 2016, two of the vessels have commenced or will be commencing short-term charters at market rates. We also entered into an agreement to sell and recycle one of the vessels. We have an additional 12 and 12 vessels subject to existing charters that are scheduled to expire during the remainder of 2016 and 2017, respectively. In addition, we do not have charters for our two newbuilding 10000 TEU vessels scheduled for delivery in 2017. For our vessels that are or will be off-charter, there is no assurance that replacement charters will be secured and if secured, at what rates or for what duration.

If a more active short-term or spot containership market develops, we may have more difficulty entering into long-term, fixed-rate time charters and our existing customers may begin to pressure us to reduce our charter rates.

One of our principal strategies is to enter into long-term, fixed-rate time charters. As more vessels become available for the spot or short-term market, we may have difficulty entering into additional long-term, fixed-rate time charters for our vessels due to the increased supply of vessels and possibly lower rates in the spot market. As a result, our cash flow may be subject to instability in the long term. A more active short-term or spot market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for containerships is depressed or insufficient funds are available to cover our financing costs for related vessels. In addition, the development of an active short-term or spot containership market could affect rates under our existing time charters as our current customers may begin to pressure us to reduce our rates.

Our ability to obtain additional financing for future acquisitions of vessels may depend upon the performance of our then existing charters and the creditworthiness of our customers.

The actual or perceived credit quality of our customers, and any defaults by them, may materially affect our ability to obtain funds we may require to purchase vessels in the future or for general corporate purposes, or may significantly increase our costs of obtaining such funds. Our inability to obtain additional financing at attractive rates, if at all, could harm our business, results of operations and financial condition.

We will be required to make substantial capital expenditures to complete the acquisition of our newbuilding containerships and any additional vessels we acquire in the future, which may result in increased financial leverage or dilution of our equity holders’ interests.

We have contracted to purchase an additional eight newbuilding containerships with scheduled delivery dates through October 2017. The total purchase price of the eight containerships remaining to be paid is estimated to be approximately $0.5 billion. Our obligation to purchase the eight containerships is not conditional upon our ability to obtain financing for such purchases. We intend to significantly expand the size of our fleet beyond our existing contracted vessel program. The acquisition of additional newbuilding or existing containerships or businesses will require significant additional capital expenditures.

To fund existing and future capital expenditures, we intend to use cash from operations, incur borrowings, raise capital through the sale of additional securities, enter into other sale-leaseback or financing arrangements, or use a combination of these methods. Use of cash from operations may reduce cash available to pay dividends to our shareholders, including holders of our Preferred Shares. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder dilution, which, subject to the relative priority of our equity securities, could negatively affect our ability to pay dividends. Our ability to obtain or access bank financing or to access the capital markets for future debt or equity financings may be limited by our financial condition at the time of any such financing or offering and covenants in our credit facilities, as well as by adverse market conditions. To the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels, our ability to obtain new financing for such vessels may be limited and we may be required to fund all or a portion of the cost of such acquisitions with our existing capital resources. Our failure to obtain funds for our capital expenditures at attractive rates, if at all, could harm our business, results of operations and financial condition.

Over the long term, we will be required to make substantial capital expenditures to preserve the operating capacity of our fleet.

We must make substantial capital expenditures over the long-term to preserve the operating capacity of our fleet. If we do not retain funds in our business in amounts necessary to preserve the operating capacity of our fleet, over the long-term our fleet and related charter revenues may diminish and we will not be able to continue to refinance our indebtedness. At some time in the future, as our fleet ages, we will likely need to retain additional funds, on an annual basis, to provide reasonable assurance of maintaining the operating capacity of our fleet over the long-term. There are several factors that will not be determinable for a number of years, but which our board of directors will consider in future decisions about the amount of funds to be retained in our business to preserve our capital base. To the extent we use or retain available funds to make capital expenditures to preserve the operating capacity of our fleet, there will be less funds available to pay dividends on our equity securities.

Restrictive covenants in our financing and lease arrangements and in our preferred shares impose financial and other restrictions on us, which may limit, among other things, our ability to borrow funds under such facilities and lease arrangements and our ability to pay dividends on or redeem our Preferred Shares.

To borrow funds under our existing debt facilities and capital and operating lease arrangements, we must, among other things, meet specified financial covenants. For example, we are prohibited under certain of our existing credit facilities and capital and operating lease arrangements from incurring total borrowings in an amount greater than 65% of our total assets as defined in the agreement and we must also ensure that certain interest coverage, and interest and principal coverage ratios are met. Total borrowings and total assets are terms defined in our credit facilities and capital and operating lease arrangements and differ from those used in preparing our consolidated financial statements, which are prepared in accordance with U.S. GAAP. To the extent we are unable to satisfy the requirements in our credit facilities and capital and operating lease arrangements, we may be unable to borrow additional funds under the facilities and lease arrangements, and if we are not in compliance with specified financial ratios or other requirements, we may be in breach of the facilities and lease arrangements, which could require us to repay outstanding amounts. We may also be required to prepay amounts borrowed under our credit and lease arrangements if we experience a change of control. These events may result in financial penalties to us under our leases.

Our credit and capital lease facilities, as well as our operating leases, impose operating and financial restrictions on us and require us to comply with certain financial covenants. These restrictions and covenants limit our ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing under one of our credit facilities and capital and operating lease arrangements or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness under the credit facilities or otherwise, including through the issuance of guarantees;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan or lease arrangements; or

•	merge or consolidate with, or transfer all or substantially all our assets to, another person.

Accordingly, we may need to seek consent from our lenders or lessors in order to engage in some corporate actions. The interests of our lenders or lessors may be different from ours, and we may be unable to obtain our lenders’ or lessors’ consent when and if needed. In addition, we are subject to covenants for our preferred shares and public debt securities. Please read “Description of Capital Stock.” If we do not comply with the restrictions and covenants in our credit facilities, capital and operating lease arrangements, public debt securities or in our preferred shares, our business, results of operations and financial condition and ability to pay dividends on or redeem our Preferred Shares will be harmed.

Future disruptions in global financial markets and economic conditions or changes in lending practices may harm our ability to obtain financing on acceptable terms, which could hinder or prevent us from meeting our capital needs.

Global financial markets and economic conditions were disrupted and volatile following the events of 2007 and 2008. During this time, the debt and equity capital markets became exceedingly distressed, and it was difficult generally to obtain financing and the cost of any available financing increased significantly. While markets have stabilized since this time, if global financial markets and economic conditions significantly deteriorate in the future, we may be unable to obtain adequate funding under our credit facilities because our lenders may be unwilling or unable to meet their funding obligations or we may not be able to obtain funds at the interest rate agreed in our credit facilities due to market disruption events or increased costs. Such deterioration may also cause lenders to be unwilling to provide us with new financing to the extent needed to fund our ongoing operations and growth. In addition, in recent years, the number of lenders for shipping companies has decreased and ship-funding lenders have generally lowered their loan-to-value ratios and shortened loan terms and accelerated repayment schedules. These factors may hinder our ability to access financing.

If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our growth strategy, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could harm our business, results of operations and financial condition.

We will be paying all costs for the newbuilding vessels that we have contracted to purchase, and have incurred borrowings to fund, in part, installment payments under the relevant shipbuilding contracts. If any of these vessels are not delivered as contemplated, we may be required to repay all or a portion of the amounts we borrowed.

The construction period currently required for a newbuilding containership similar to those we have ordered is approximately 18 months. For each of the newbuilding vessels that we have agreed to purchase, we are required to make certain payment installments prior to a final installment payment, which final installment payment generally is approximately 50% to 80% of the total vessel purchase price. We have entered into long-term lease facilities to partially fund the construction of our newbuilding vessels and plan to enter into additional credit facilities or lease obligations to fund the remaining vessels that we have contracted to purchase. We are required to make these payments to the shipbuilder and to pay the debt service cost under the credit facilities in advance of receiving any revenue under the time charters for the vessels, which commence following delivery of the vessels.

If a shipbuilder is unable to deliver a vessel or if we or one of our customers rejects a vessel, we may be required to repay a portion of the outstanding balance of the relevant credit facility. Such an outcome could harm our business, results of operations and financial condition.

Our growth depends upon continued growth in demand for containerships.

Our growth will generally depend on continued growth and renewal in world and regional demand for containership chartering. The ocean-going shipping container industry is both cyclical and volatile in terms of charter hire rates and profitability. Short-term containership charter rates have fluctuated significantly during the last few years, and are expected to continue to fluctuate in the future. Fluctuations in containership charter rates result from changes in the supply and demand for vessel capacity which are driven by global fleet capacity and utilization and changes in the supply and demand for the major products internationally transported by containerships. The factors affecting the supply and demand for containerships, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for containership capacity include, among others:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	seaborne and other transportation patterns, including the distances over which container cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of containership capacity include, among others:

•	the number of newbuilding orders and deliveries;

•	the extent of newbuilding vessel deferrals;

•	the scrapping rate of containerships;

•	newbuilding prices and containership owner access to capital to finance the construction of newbuildings;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of containerships that are idle;

•	port congestion and canal closures; and

•	demand for fleet renewal.

Our ability to recharter our containerships upon the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, the then current state of the containership market. If charter rates are low when our existing time charters expire or when we otherwise are seeking to charter our vessels, we may be required to recharter our vessels at reduced rates or even possibly a rate whereby we incur a loss, which would harm our results of operations. Alternatively, we may determine to leave such vessels off-charter. The same issues will exist if we acquire additional vessels and seek to charter them under long-term time charter arrangements as part of our growth strategy.

We may be unable to make or realize expected benefits from acquisitions or investments, and implementing our growth strategy through acquisitions of existing businesses or vessels or investments in other containership businesses may harm our business, results of operations, financial condition and ability to pay dividends on or redeem our Preferred Shares.

Our growth strategy includes selectively acquiring new containerships, existing containerships, containership-related assets and containership businesses as market conditions allow. We may also invest in other containership businesses. Factors that may limit the number of acquisition or investment opportunities in the containership industry include the ability to access capital to fund such transactions, the overall economic environment and the status of global trade and the ability to secure long-term, fixed-rate charters.

Any acquisition of, or investment in, a vessel or business may not be profitable to us at or after the time we acquire or make such acquisition or investment and may not generate cash flow sufficient to justify our investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and results of operations, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions or investments;

•	increase our leverage or dilute existing shareholders to the extent we fund any acquisitions through the assumption or incurrence of indebtedness or the issuance of equity securities;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired;

•	have difficulties achieving internal controls effectiveness and integrating an acquired business into our internal controls framework;

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; or

•	not be able to service our debt obligations and other payment obligations related to our securities, including the ability to pay dividends or redemption payments on our Preferred Shares.

A significant number of our vessels are chartered to Chinese customers and some of our shipbuilders are based in China. The legal system in China is not fully developed and has inherent uncertainties that could limit the legal protections available to us, and the geopolitical risks associated with chartering vessels to Chinese customers and constructing vessels in China could harm our business, results of operations and financial condition.

As of October 20, 2016, a total of 16 of the 93 vessels in our current and contracted fleet were chartered to CSCL Asia, and 19 vessels were chartered to COSCON. On March 1, 2016, the parent entities of CSCL Asia and COSCON entered into a series of agreements to merge their businesses, including their containership business. Integration of the containership business is expected to take several months. Our vessels that are chartered to Chinese customers and our newbuilding vessels that are being constructed in China are subject to various risks as a result of uncertainties in Chinese law, including (a) the risk of loss of revenues, property or equipment as a result of expropriation, nationalization, changes in laws, exchange controls, war, insurrection, civil unrest, strikes or other political risks and (b) being subject to foreign laws and legal systems and the exclusive jurisdiction of Chinese courts and tribunals.

The Chinese legal system is based on written statutes and their legal interpretation by the standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

If we are required to commence legal proceedings against a lender, a customer or a charter guarantor based in China with respect to the provisions of a credit facility, a time charter or a time charter guarantee, we may have difficulties in enforcing any judgment obtained in such proceedings in China. Similarly, our shipbuilders based in China provide warranties against certain defects for the vessels that they will construct for us and we have refund guarantees from a Chinese financial institution for installment payments that we will make to the shipbuilders. Although the shipbuilding contracts and refund guarantees are governed by English law, if we are required to commence legal proceedings against these shipbuilders or against the refund guarantor, we may have difficulties enforcing in China any judgment obtained in such proceeding.

A decrease in the level of China’s export of goods or an increase in trade protectionism will harm our customers’ business and, in turn, harm our business, results of operations and financial condition.

Most of our customers’ containership business revenue is derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets, including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could negatively affect the growth rate of China’s exports and our customers’ business. For instance, the government of China has implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may reduce the supply of goods available for export and may, in turn, result in a decrease in shipping demand.

Our international operations expose us to the risk that increased trade protectionism will harm our business. If global economic challenges exist, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. Specifically, increasing trade protectionism in the markets that our customers serve has caused and may continue to cause an increase in (a) the cost of goods exported from China, (b) the length of time required to deliver goods from China and (c) the risks associated with exporting goods from China. Such increases may also affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.

Any increased trade barriers or restrictions on trade, especially trade with China and Asia, would harm our customers’ business, results of operations and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could harm our business, results of operations and financial condition.

Adverse economic conditions globally, and especially in the Asia Pacific region, the European Union or the United States, could harm our business, results of operations and financial condition.

The global economy experienced disruption and volatility following adverse changes in global capital markets commencing in 2007 and 2008. The deterioration in the global economy caused, and any renewed deterioration may cause, a decrease in worldwide demand for certain goods and shipping. Economic instability could harm our business, results of operations and financial condition.

In particular, because a significant number of the port calls made by our vessels involves the loading or discharging of containerships in ports in the Asia Pacific region, economic turmoil in that region may exacerbate the effect of any economic slowdown on us. China has been one of the world’s fastest growing economies in terms of gross domestic product, or GDP which has increased the demand for shipping. However, China’s high rate of real GDP growth is forecasted to continue to slow during the remainder of 2016. Additionally, the European Union and certain of its member states are facing significant economic and political challenges. Our business, results of operations and financial condition will likely be harmed by any significant economic downturn in the Asia Pacific region, including China, or in the European Union or the United States.

Our growth and our ability to recharter our vessels depends on our ability to expand relationships with existing customers and develop relationships with new customers, for which we will face substantial competition.

We intend to acquire additional containerships as market conditions allow in conjunction with entering primarily into additional long-term, fixed-rate time charters for such ships, and to recharter our existing vessels following the expiration of their current long-term time charters to the extent we retain those vessels in our fleet. The process of obtaining new long-term time charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Containership charters are awarded based upon a variety of factors relating to the vessel operator, including, among others:

•	shipping industry relationships and reputation for customer service and safety;

•	container shipping experience and quality of ship operations, including cost effectiveness;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and the shipowner’s financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience in the marine transportation industry. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to develop relationships with new customers on a profitable basis, if at all, which would harm our business, results of operations and financial condition. These risks will be heightened to the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels.

Our ability to grow may be reduced by the introduction of new accounting rules for leasing.

The U.S. accounting standard-setting organization has issued its new standard on leases which has the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet as a right-of-use asset and a lease liability for all leases, including operating leases, with a term greater than 12 months. This change could affect our customers and potential customers and may cause them to breach certain financial covenants. This may make them less likely to enter into time charters for our containerships, which could reduce our growth opportunities. This new standard will become effective for fiscal years beginning after December 15, 2018.

Under the time charters for some of our vessels, if a vessel is off-hire for an extended period, the customer has a right to terminate the charter agreement for that vessel.

Under most of our time charter agreements, if a vessel is not available for service, or off-hire, for an extended period, the customer has a right to terminate the charter agreement for that vessel. If a time charter is terminated early, we may be unable to re-deploy the related vessel on terms as favorable to us, if at all. In the worst case, we may not receive any revenue from that vessel, but be required to continue to pay financing costs for the vessel and expenses necessary to maintain the vessel in proper operating condition.

Risks inherent in the operation of ocean-going vessels could harm our business and reputation.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	grounding, fire, explosions and collisions;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenue from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. The involvement of our vessels in an environmental disaster could harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could harm our business, results of operations and financial condition.

Acts of piracy on ocean-going vessels have increased in frequency, which could harm our business.

Piracy is an inherent risk in the operation of ocean-going vessels and has historically affected vessels trading in certain regions of the world, including, among other areas, the South China Sea, the Gulf of Aden off the coast of Somalia and, in recent years, certain locations off of the West Coast of Africa. We may not be adequately insured to cover losses from these incidents, which could harm our business, results of operations and financial condition. In addition, crew costs, including for employing onboard security guards, could increase in such circumstances. Any of these events, or the loss of use of a vessel due to piracy, may harm our customers, impairing their ability to make payments to us under our charters, which would harm our business, results of operations and financial condition.

Terrorist attacks and international hostilities could harm our business, results of operations and financial condition.

Terrorist attacks and the continuing response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets. Conflicts in Afghanistan, the Middle East and other regions and periodic tensions between North and South Korea (where many shipbuilders are located) may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets or in regions where our customers do business or, in the case of countries in which our shipbuilders are located, affect our access to new vessels. These uncertainties or events could harm our business, results of operations and financial condition, including our ability to obtain additional financing on terms acceptable to us or at all. In addition, terrorist attacks targeted at sea vessels in the future may negatively affect our operations and financial condition and directly affect our containerships or customers.

Our insurance may be insufficient to cover losses that may occur to our property or result from the inherent operational risks of the shipping industry.

We maintain insurance for our fleet against risks commonly insured against by vessel owners and operators. Our insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks and our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover any vessel loss, we may not be able to timely obtain a replacement vessel. Our credit facilities and lease agreements restrict our use of any proceeds we may receive from claims under our insurance policies. In addition, in the future we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to supplementary or additional calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations, as an industry group, through which we receive indemnity insurance coverage for statutory, contractual and tort liability, due to the sharing and reinsurance arrangements stated in the insurance rules. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe they are standard in the shipping industry, may directly or indirectly increase our costs.

In addition, we do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could harm our business, results of operations and financial condition.

Increased inspection procedures, tighter import and export controls and new security regulations could cause disruption of our business.

International containership traffic is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These inspections can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, customers.

U.S. and Canadian authorities have increased container inspection rates. Government investment in non-intrusive container scanning technology has grown and there is interest in electronic monitoring technology. It is unclear what changes, if any, to the existing inspection procedures will ultimately be proposed or implemented, or how any such changes will affect the industry. Such changes may impose additional financial and legal obligations on carriers and may render the shipment of certain types of goods by container uneconomical or impractical. Additional costs that may arise from current or future inspection procedures may not be fully recoverable from customers through higher rates or security surcharges. Any of these effects could harm our business, results of operations and financial condition.

Depending on the outcome of an ongoing European Union investigation of container liner companies related to potential antitrust violations, our growth, results of operations and our ability to charter our vessels may be reduced.

The European Commission is conducting investigations of certain major container liner companies, including some of our existing customers, related to potential violations of European Union competition (antitrust) rules. Although we have no basis for assessing the outcome of these investigations, it is possible that additional financial and legal obligations may be imposed on one or more of these liner companies. Such obligations may make these customers or similarly situated potential customers less likely to enter into or renew time charters for our containerships, which could reduce our growth opportunities and harm our business, results of operations and financial condition. In addition, any significant financial penalties arising from these or similar investigations could reduce the ability of our customers to make charter payments to us, which likewise could harm our business, results of operations and financial condition.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our operations.

Our business and the operation of our containerships are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our containerships operate, as well as in the countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges, ballast water management and vessel recycling. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost or effect of complying with such requirements or the effect thereof on the resale price or useful life of our containerships. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business, which may harm our business, results of operations and financial condition.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in substantial penalties, fines or other sanctions, including the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages, if there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our operations.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements and new restrictions on air emissions from our containerships, in managing ballast water, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety, security and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of our containerships could harm our business, results of operations and financial condition.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and harm our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. In addition, a vessel generally must undergo annual, intermediate and special surveys to maintain classification society certification. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and we could be in violation of certain covenants in our credit facilities and our lease agreements. This could harm our business, results of operations and financial condition.

Delays in deliveries of our newbuilding containerships could harm our business, results of operations and financial condition.

We are currently under contract to purchase eight newbuilding containerships, which are scheduled to be delivered at various times through October 2017. The delivery of these containerships, or any other containerships we may order, could be delayed, which would delay our receipt of revenue under the time charters for the containerships and, if the delay is prolonged, could permit our customers to terminate the newbuilding containership time charter. The occurrence of any of such events could harm our business, results of operations and financial condition.

The delivery of the containerships could be delayed because of:

•	work stoppages, other labor disturbances or other events that disrupt any of the shipyards’ operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of any of the shipyards;

•	a backlog of orders at any of the shipyards;

•	hostilities, or political or economic disturbances in Korea, Taiwan or China, where the containerships are being built;

•	weather interference or catastrophic event, such as a major earthquake, fire or tsunami;

•	our requests for changes to the original containership specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals;

•	a dispute with any of the shipyards;

•	the failure of our banks to provide debt financing; or

•	a disruption to the financial markets.

In addition, each of the shipbuilding contracts for our newbuilding containerships contains “force majeure” provisions whereby the occurrence of certain events could delay delivery or possibly result in termination of the contract. If delivery of a containership is materially delayed or if a shipbuilding contract is terminated, it could harm our business, results of operations and financial condition.

Due to our lack of diversification, adverse developments in our containership transportation business could harm our business, results of operations and financial condition.

Our articles of incorporation currently limit our business to the chartering or rechartering of containerships to others and other related activities, unless otherwise approved by our board of directors.

Nearly all of our cash flow is generated from our charters that operate in the containership transportation business. Due to our lack of diversification, an adverse development in the containership industry may more significantly harm our business, results of operations and financial condition than if we maintained more diverse assets or lines of business.

Because each existing and newbuilding vessel in our contracted fleet is or will be built in accordance with standard designs and uniform in all material respects to other vessels in its TEU class, any material design defect likely will affect all vessels in such class.

Each existing and newbuilding vessel in our fleet is built, or will be built, in accordance with standard designs and uniform in all material respects to other vessels in its class. As a result, any latent design defect discovered in one of our vessels will likely affect all of our other vessels in that class. Any disruptions in the operation of our vessels resulting from these defects could harm our business, results of operations and financial condition.

Increased technological innovation in competing vessels could reduce our charter hire rates and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to be loaded and unloaded quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or flexible or have longer physical lives than our vessels, competition from these more technologically advanced containerships could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters end and the resale value of our vessels. As a result, our business, results of operations and financial condition may be harmed.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against the applicable vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships. The arrest or attachment of one or more of our vessels could interrupt our business and cash flow and require us to pay significant amounts to have the arrest lifted, which could harm our business, results of operations and financial condition.

Governments could requisition our containerships during a period of war or emergency, resulting in loss of earnings.

The government of a ship’s registry could requisition for title or seize our containerships. Requisition for title occurs when a government takes control of a ship and becomes the owner. Also, a government could requisition our containerships for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our containerships could harm our business, results of operations and financial condition.

Exposure to currency exchange rate fluctuations may result in fluctuations in our results of operations and financial condition.

All of our charter revenues are earned in U.S. dollars. Although a significant portion of our operating and general and administrative costs are incurred in U.S. dollars, we have some exposure to currencies other than U.S. dollars, including Canadian dollars, Indian Rupees, Euros and other foreign currencies. Although we monitor exchange rate fluctuations on a continuous basis, and seek to reduce our exposure in certain circumstances by denominating charter-hire revenue, ship building contracts, purchase contracts and debt obligations in U.S. dollars when practical to do so, we do not currently fully hedge movements in currency exchange rates. As a result, currency fluctuations may have a negative effect on our results of operations and financial condition.

Damage to our reputation or industry relationships could harm our business.

Our operational success and our ability to grow depend significantly upon our satisfactory performance of technical services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance and financial services). Our business will be harmed if we fail to perform these services satisfactorily. Our ability to compete for and to enter into new charters and expand our relationships with our customers depends upon our reputation and relationships in the shipping industry. If we suffer material damage to our reputation or relationships, it may harm our ability to, among other things:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards;

•	dispose of vessels on commercially acceptable terms;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our customers and suppliers; or

•	grow our business.

If our ability to do any of the things described above is impaired, it could harm our business, results of operations and financial condition.

As we expand our business or provide services to third parties, we may need to improve our operating and financial systems, expand our commercial and technical management staff, and recruit suitable employees and crew for our vessels.

Since our IPO in 2005, we have increased the size of our contracted fleet from 23 to 93 vessels. We have also agreed to provide technical management services to third and related parties, including GCI, and affiliates of Dennis R. Washington for vessels they may acquire. We currently manage GCI’s fleet of 14 vessels. Our current operating and financial systems may not be adequate if we further expand the size of our fleet or if we provide services to third parties, and attempts to improve those systems may be ineffective. In addition, we will need to recruit suitable additional administrative and management personnel to manage any growth. We may not be able to continue to hire suitable employees in such circumstances. If a shortage of experienced labor exists or if we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we expand our fleet, or as we provide services to third parties, and we are unable to grow our financial and operating systems or to recruit suitable employees, our business, results of operations and financial condition may be harmed.

Our chief executive officer does not devote all of his time to our business.

Our chief executive officer, Gerry Wang, is involved in other business activities that may result in his spending less time than is appropriate or necessary in order to manage our business successfully. Pursuant to his employment agreement with us, Mr. Wang is permitted to provide services to Tiger Management Limited, an entity owned and controlled by one of our directors, Graham Porter, and in which Mr. Wang has an indirect interest (or the Tiger Member), and GCI and certain of their respective affiliates, in addition to the services that he provides to us. In addition, Mr. Wang is the chairman of the board of managers of GCI. Please read “Certain Relationships and Related Party Transactions—Certain Relationships and Transactions” in our Annual Report on Form 20-F for the year ended December 31, 2015.

Our business depends upon certain employees who may not necessarily continue to work for us.

Our future success depends to a significant extent upon our chief executive officer and co-chairman of our board of directors, Gerry Wang, and certain members of our senior management. Mr. Wang has substantial experience and relationships in the containership industry and has been instrumental in developing our relationships with our customers. Mr. Wang and other members of our senior management are crucial to the development of our business strategy and to the growth and development of our business. If they, and Mr. Wang in particular, were no longer to be affiliated with us, we may fail to recruit other employees with equivalent talent, experience and relationships, and our business, results of operations and financial condition may be harmed. Although Mr. Wang has an employment agreement with us which is scheduled to expire on May 31, 2021, unless earlier terminated, Mr. Wang could terminate his employment at any time. As such, it is possible that Mr. Wang will no longer provide services to us and that our business, results of operations and financial condition may be harmed by the loss of such services.

GCI competes in our markets, and its operation in the containership market may harm our business, results of operations and financial condition.

Carlyle, which controls GCI, is a leading global alternative asset manager. GCI invests equity capital in containership and other maritime assets, primarily newbuilding vessels strategic to Greater China, which is similar to our growth strategy of investing in primarily newbuilding vessels strategic to Greater China. GCI has become the owner of a significant fleet of containerships, which could compete with us for growth opportunities. Our business, results of operations and financial condition could be harmed to the extent GCI successfully competes against us for containership opportunities.

Our chief executive officer and one of our directors may be subject to increased conflict of interest situations relating to growth opportunities due to their dual capacities with us and GCI.

Our chief executive officer and co-chairman, Gerry Wang, is also an executive officer and director of GCI. Our director Graham Porter is also a director of GCI. Following the expiration on March 31, 2016 of our right of first refusal with GCI, conflicts of interest of Messrs. Wang and Porter relating to any potential containership acquisition and chartering opportunities may increase, particularly if they become aware of such opportunities while acting in their capacities as an officer or as directors of GCI. Any such conflicts could cause Messrs. Wang or Porter to decide to terminate their fiduciary roles with us or GCI, and may complicate our and GCI’s claims to such opportunities.

Certain of our officers and directors or their affiliates have separate interests in or related to GCI, which may result in conflicts of interest between their interests and those of us and our shareholders relative to GCI.

One of our directors, Graham Porter, through his interest in the Tiger Member, is an indirect investor in GC Industrial, the member with the largest capital commitment in GCI. Blue Water Commerce, LLC, an affiliate of Dennis R. Washington, or the Washington Member, and our chief executive officer, Gerry Wang, have indirect interests in the Tiger Member. As a result, Messrs. Wang and Porter and the Washington Member will have indirect interests in incentive distributions received by GC Industrial from GCI. These incentive distributions will range between 20% and 30% after a cumulative compounded rate of return of 12% has been generated on all member capital contributions. Mr. Wang is the chairman of the board of managers of GCI. Messrs. Wang and

Porter are members of GCI’s transaction committee, which will be primarily responsible for approving the purchase, newbuild contracting, chartering, financing and technical management of new and existing investments for GCI. Kyle R. Washington, co-chairman of our board of directors, is a non-voting member of GCI’s transaction committee. In addition, affiliates of Messrs. Wang and Porter provide certain transactional and financing services to GCI, for which they receive compensation.

As a result of these interests relating to GCI, the interests of Messrs. Wang, Porter and Kyle R. Washington may conflict with those of us or our shareholders relative to GCI.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our securities.

Several provisions of our articles of incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for those directors;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	restricting business combinations with interested shareholders.

These anti-takeover provisions could substantially impede a potential change in control and, as a result, may adversely affect the market price of our securities.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of some states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are located in Hong Kong and a majority of our directors and officers are residents outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company” in our Annual Report on Form 20-F for the year ended December 31, 2015, and “Material United States Federal Income Tax Considerations” and “Non-United States Tax Considerations” in this prospectus supplement for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of the Preferred Shares.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income” or (b) at least 50% of the average value of the corporation’s assets is attributable to assets that produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services. There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended, or the Code. However, the Internal Revenue Service, or IRS, stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences.”

We, or any of our subsidiaries, may become subject to income tax in jurisdictions in which we are organized or operate, including the United States, Canada and Hong Kong, which would reduce our earnings and potentially cause certain shareholders to be subject to tax in such jurisdictions.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to income tax in one or more jurisdictions, including the United States, Canada and Hong Kong, if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption. Please read “Business—Taxation of the Company” in our Annual Report on Form 20-F for the year ended December 31, 2015. In addition, while we do not believe that we are, nor do we expect to be, resident in Canada, in the event that we were treated as a resident of Canada, shareholders who are non-residents of Canada may be or become subject to tax in Canada. Please read “Business—Taxation of the Company—Canadian Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2015 and “Non-United States Tax Considerations—Canadian Federal Income Tax Considerations” in this prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds of this offering of the Preferred Shares, after deducting the sales agent’s commissions and our offering expenses, for general corporate purposes, which may include debt repayments, funding acquisitions and funding capital expenditures on existing newbuild vessels.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented.

	Nine Months Ended September 30, 2016		Year Ended December 31,
			2015	2014	2013	2012	2011
Ratio of earnings to fixed charges and preference dividends(1)	—	(2)	1.8	1.5	3.2	1.7	—	(2)
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	180,077		—	—	—	—	117,558

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratio of earnings to fixed charges and preference dividends is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit and lease facilities and Preferred Shares, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0X.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2016 on an actual basis. The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

September 30, 2016
(dollars in thousands)
Cash and cash equivalents	$538,476

Long-term debt:
Long-term debt (including current portion)	$3,081,990
Other long-term liabilities (including current portion)(1)	709,657
Shareholders’ equity(2):
Share capital
Series D preferred shares, $0.01 par value; 20,000,000 shares authorized; 4,981,029 shares issued and outstanding
Series E preferred shares, $0.01 par value; 15,000,000 shares authorized; 5,370,600 shares issued and outstanding
Series F preferred shares, $0.01 par value; 20,000,000 shares authorized; 5,600,000 shares issued and outstanding
Series G preferred shares, $0.01 par value; 15,000,000 shares authorized; 7,800,000 shares issued and outstanding
Series H preferred shares, $0.01 par value; 15,000,000 shares authorized; 9,000,000 shares issued and outstanding
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 105,647,158 shares issued and outstanding	1,384
Treasury shares (Class A common shares)	(367)
Additional paid-in capital	2,577,357
Deficit	(753,785)
Accumulated other comprehensive loss	(27,398)

Total shareholders’ equity	1,797,191

Total capitalization	$5,588,838

(1)	Other long-term liabilities represent amounts due under sale-leaseback arrangements with financial institutions, net of deferred financing fees, to fund certain operating vessels and deferred gains on sale-leasebacks and other long-term liabilities. This table includes the current portion of such liabilities of $46.8 million.
(2)	Excludes references to our Series A preferred shares, Series B preferred shares, Series C preferred shares, Series R preferred shares, Class B common shares and Class C common shares, all of which have no shares issued and outstanding.

PRICE RANGE OF SERIES D PREFERRED SHARES AND DIVIDENDS

Our Series D Preferred Shares are listed on The New York Stock Exchange under the symbol “SSW PR D.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series D Preferred Shares as reported on The New York Stock Exchange and quarterly dividend paid per Series D Preferred Share during the period. The closing sale price of our Series D Preferred Shares on The New York Stock Exchange on November 3, 2016 was $21.91 per share.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Year Ended
December 31, 2016(3)	$26.90	$20.73
December 31, 2015	26.67	21.28
December 31, 2014	27.34	24.25
December 31, 2013	27.50	24.55
December 31, 2012(2)	25.35	24.61

Quarter Ended
December 31, 2016(3)	$25.45	$21.26
September 30, 2016	26.90	24.52	$0.4969
June 30, 2016	25.73	23.75	0.4969
March 31, 2016	24.80	20.73	0.4969
December 31, 2015	24.94	22.05	0.4969
September 30, 2015	25.10	21.28	0.4969
June 30, 2015	26.60	24.90	0.4969
March 31, 2015	26.67	25.35	0.4969
December 31, 2014	26.89	24.25	0.4969
September 30, 2014	27.34	25.90	0.4969
June 30, 2014	26.64	25.15	0.4969
March 31, 2014	25.96	24.71	0.4969

Month Ended
November 30, 2016(3)	$24.00	$21.26
October 31, 2016	25.45	23.16
September 30, 2016	25.63	24.52
August 31, 2016	26.45	25.59
July 31, 2016	26.90	25.52
June 30, 2016	25.73	24.62
May 31, 2016	25.28	23.75

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period beginning December 21, 2012.
(3)	Period ending November 3, 2016.

PRICE RANGE OF SERIES E PREFERRED SHARES AND DIVIDENDS

Our Series E Preferred Shares are listed on The New York Stock Exchange under the symbol “SSW PR E.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series E Preferred Shares as reported on The New York Stock Exchange and quarterly dividend paid per Series E Preferred Share during the period. The closing sale price of our Series E Preferred Shares on The New York Stock Exchange on November 3, 2016 was $22.64 per share.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Year Ended
December 31, 2016(3)	$26.50	$19.45
December 31, 2015	26.56	20.79
December 31, 2014(2)	26.95	24.25

Quarter Ended
December 31, 2016(3)	$25.31	$22.46
September 30, 2016	26.50	24.55	$0.5156
June 30, 2016	25.79	23.14	0.5156
March 31, 2016	24.12	19.45	0.5156
December 31, 2015	25.68	22.82	0.5156
September 30, 2015	25.66	20.79	0.5156
June 30, 2015	26.56	24.95	0.5156
March 31, 2015	26.41	25.10	0.5156
December 31, 2014	26.60	24.25	0.5156
September 30, 2014	26.95	25.90	0.5156
June 30, 2014	26.65	25.47	0.5156
March 31, 2014(2)	25.67	24.60	0.4411

Month Ended
November 30, 2016(3)	$24.62	$22.46
October 31, 2016	25.31	24.25
September 30, 2016	25.68	24.55
August 31, 2016	26.39	25.54
July 31, 2016	26.50	25.65
June 30, 2016	25.79	25.21
May 31, 2016	25.53	24.00

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period beginning February 10, 2014.
(3)	Period ending November 3, 2016.

PRICE RANGE OF SERIES G PREFERRED SHARES AND DIVIDENDS

Our Series G Preferred Shares are listed on The New York Stock Exchange under the symbol “SSW PR G.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series G Preferred Shares as reported on The New York Stock Exchange and quarterly dividend paid per Series G Preferred Share during the period. The closing sale price of our Series G Preferred Shares on The New York Stock Exchange on November 3, 2016 was $22.66 per share.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Year Ended
December 31, 2016(2)(3)	$26.20	$22.60

Quarter Ended
December 31, 2016(2)	$25.48	$22.60
September 30, 2016	26.20	24.55	$0.5125
June 30, 2016(3)	25.25	24.83	0.2506

Month Ended
November 30, 2016(2)	$24.76	$22.60
October 31, 2016	25.48	24.11
September 30, 2016	25.55	24.55
August 31, 2016	26.18	25.46
July 31, 2016	26.20	25.25
June 30, 2016(3)	25.25	24.83

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending November 3, 2016.
(3)	Period beginning June 21, 2016.

PRICE RANGE OF SERIES H PREFERRED SHARES AND DIVIDENDS

Our Series H Preferred Shares are listed on The New York Stock Exchange under the symbol “SSW PR H.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series H Preferred Shares as reported on The New York Stock Exchange and quarterly dividend paid per Series H Preferred Share during the period. The closing sale price of our Series H Preferred Shares on The New York Stock Exchange on November 3, 2016 was $21.98 per share.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Year Ended
December 31, 2016(2)(3)	$25.75	$21.50

Quarter Ended
December 31, 2016(2)	$25.32	$21.50
September 30, 2016	25.75	23.70	$0.432031

Month Ended
November 30, 2016(2)	$23.32	$21.50
October 31, 2016	25.32	22.89
September 30, 2016	25.39	23.70
August 31, 2016(3)	25.75	24.58

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending November 3, 2016.
(3)	Period beginning August 11, 2016.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our articles of incorporation. For additional information, we refer you to our articles of incorporation, which are incorporated by reference into this prospectus.

Under our articles of incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01 per share, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 150,000,000 shares of preferred shares, par value $0.01 per share. As of October 20, 2016, no Series A Preferred Shares, no Series B Preferred Shares, no Series C Preferred Shares, 4,981,029 Series D Preferred Shares, 5,370,600 Series E Preferred Shares, 5,600,000 Series F Preferred Shares, 7,800,000 Series G Preferred Shares, 9,000,000 Series H Preferred Shares, no Series R Preferred Shares, 105,672,748 Class A common shares, no Class B common shares and no Class C common shares were issued and outstanding.

Common Stock

Our Class A common shares are our only outstanding class of common shares.

Dividends

Under our articles of incorporation, our Class A common shareholders may receive quarterly dividends. Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments and our preferred shares, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The Marshall Islands Business Corporations Act generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend.

Voting

The Class A common shares each have one vote. A majority of the Class A common shares constitutes a quorum at meetings of the shareholders.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things:

•	the designation of the series;

•	the number of shares in the series;

•	the dividend terms and conditions of the series;

•	any redemption rights of, or sinking fund for, the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into any other security of our company or any other corporation, and, if so, the terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Our outstanding series of preferred stock are described below.

Series D Preferred Shares

In December 2012, we issued 3,105,000 of our 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares. In November 2013, we issued an additional 2,000,000 Series D Preferred Shares. The liquidation preference of the Series D Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after January 30, 2018. The shares carry an annual dividend rate of 7.95% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series E, Series F, Series G and Series H Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series E, Series F, Series G and Series H Preferred Shares. Upon any liquidation or dissolution of us, holders of the Series D Preferred Shares and pari passu preferred shares with respect to liquidation (including the Series E, Series F, Series G and Series H preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series D Preferred Shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series D Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series D Preferred Shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series D Preferred Shares, including a detailed description of the net worth covenant, please read the description of our Series D Preferred Shares as set forth in our registration statement on Form 8-A filed on December 13, 2012, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series E Preferred Shares

In February 2014, we issued 5,400,000 of our 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series E Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after February 13, 2019. The shares carry an annual dividend rate of 8.25% per $25.00 of liquidation preference per share. The Series E Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series F, Series G and Series H Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series E Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series F, Series G and Series H Preferred Shares. Upon any liquidation or dissolution of us, holders of the Series E Preferred Shares and pari passu preferred shares with respect to liquidation (including the Series D, Series F, Series G and Series H Preferred Shares) will generally be entitled to receive the cash value of the liquidation preference of the Series E Preferred Shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series E Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series E Preferred Shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series E Preferred Shares, including a detailed description of the net worth covenant, please read the description of our Series E Preferred Shares as set forth in our registration statement on Form 8-A filed on February 13, 2014, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series F Preferred Shares

In May 2016, we issued 5,600,000 of our 6.95% Series F Cumulative Convertible Perpetual Preferred Shares. The liquidation preference of the Series F Preferred Shares is $25.00 per share. The shares carry an initial annual dividend rate of 6.95% per $25.00 of liquidation preference per share. The Series F Preferred Shares are redeemable, at our option, at any time after the fifth anniversary of the initial issuance date of the shares, at a price equal to the liquidation preference per share plus any accumulated and unpaid dividends to the redemption date. If Series F Preferred Shares remain outstanding beyond the fifth anniversary date, the annual dividend rate will increase by 1% on such date and on each anniversary date thereafter, to a maximum of 10.5% after the ninth anniversary date. If we do not acquire all of the membership interests in GCI or all or substantially all of the assets of GCI by December 31, 2017, the annual dividend rate will increase to 10.5% beginning January 1, 2018, in which event the shares will become redeemable at our option on or before that date. The Series F Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series G and Series H Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series F Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series G and Series H Preferred Shares. Upon any liquidation or dissolution of us, holders of the Series F Preferred Shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series G and Series H Preferred Shares) will generally be entitled to receive the cash value of the liquidation preference of the Series F Preferred Shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares.

The holders of outstanding Series F Preferred Share generally are entitled to vote together with the holders of our Class A common shares, as a single class, on all matters submitted for a vote of holders of our common shares. For purposes of these voting rights, each holder of Series F Preferred Share is entitled to one vote for each common share issuable upon conversion of such holder’s Series F Preferred Shares. The holders of Series F Preferred Shares also have rights relating to, among other things, the issuance by us of additional parity equity securities or any senior equity securities. The holders of Series F Preferred Shares may convert, in whole or in part, their Series F Preferred Shares into Class A common shares. The number of shares of our common stock to be issued upon any conversion of the Series F Preferred Shares will be determined by dividing (a) an amount equal to $25.00 per Series F Preferred Share plus all accumulated and unpaid dividends to the conversion date, whether or not declared, by (b) the conversion price in effect at the time of the conversion. The initial conversion price is $18.00 per Series F Preferred Share, and is subject to appropriate adjustment for common stock dividends, splits, combinations, reclassifications or similar events relating to our Class A common shares. Subject to certain exceptions, the holders of Series F Preferred Shares have the general right to purchase a pro rata portion of any of our Class A common shares or of any preferred stock with general voting rights that we may issue or sell. We have agreed to register with the SEC the Class A common shares issuable upon conversion of the Series F Preferred Shares.

Series G Preferred Shares

In June 2016, we issued 4,600,000 of our 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares and in August 2016, we issued an additional 3,200,000 of our Series G Preferred Shares. The liquidation preference of the Series G Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after June 16, 2021. The shares carry an annual dividend rate of 8.20% per $25.00 of liquidation preference per share. The Series G Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series F and Series H Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series G Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series F and Series H Preferred Shares. Upon any liquidation or dissolution of us, holders of the Series G Preferred Shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series F and Series H Preferred Shares) will generally be entitled to receive the cash value of the liquidation preference of the Series G Preferred Shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series G Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series G Preferred Shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series G Preferred Shares, including a detailed description of the net worth covenant, please read the description of our Series G Preferred Shares as set forth in our registration statement on Form 8-A filed on June 16, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series H Preferred Shares

In August 2016, we issued 9,000,000 of our 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series H Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after August 11, 2021. The shares carry an annual dividend rate of 7.875% per $25.00 of liquidation preference per share. The Series H Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series F and Series G Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series H Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series F and Series G Preferred Shares. Upon any liquidation or dissolution of us, holders of the Series H Preferred Shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series F and Series G Preferred Shares) will generally be entitled to receive the cash value of the liquidation preference of the Series H Preferred Shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series H Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series H Preferred Shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series H Preferred Shares, including a detailed description of the net worth covenant, please read the description of our Series H Preferred Shares as set forth in our registration statement on Form 8-A filed on August 11, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective holders of the Preferred Shares and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of the Preferred Shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or shareholders that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Preferred Shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Preferred Shares should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the Preferred Shares.

No ruling has been requested from the IRS regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinion and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of owning and disposing of the Preferred Shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the Preferred Shares that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder); (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on the Preferred Shares

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to the Preferred Shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Preferred Shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Preferred Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the Preferred Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Preferred Shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to the Preferred Shares will be treated as foreign source income and generally will be treated as “passive category income.”

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to the Preferred Shares by a U.S. Holder who is an individual, trust or estate (or a Non-Corporate U.S. Holder), generally will be treated as qualified dividend income that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of preferred stock that is equal to or in excess of 5% of a preferred shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such preferred share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on the Preferred Shares that is treated as qualified dividend income, then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such Preferred Shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of the Preferred Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of the Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of the Preferred Shares generally will be treated as (a) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short- term capital gain or loss otherwise and (b) U.S. source income or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Consequences of CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC. For the year 2016, we believe that we will be treated as a CFC for U.S. federal income tax purposes. It is unclear whether we would be treated as a CFC in future years.

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to certain burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. U.S. persons who may obtain a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder. The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change if we are a CFC.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (a) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (b) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	all time charters we have entered into are similar in all material respects to those we have provided to Perkins Coie LLP;

•	the income from our chartering activities with CSCL Asia, COSCON, MOL, K-Line and Yang Ming Marine will be greater than 25% of our total gross income at all relevant times;

•	the gross value of our vessels chartered to CSCL Asia, COSCON, MOL, K-Line and Yang Ming Marine will exceed the gross value of all other assets we own at all relevant times;

•	the estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	the total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for the current and any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in the Preferred Shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in the Preferred Shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of the Preferred Shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to the Preferred Shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, the Preferred Shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to the Preferred Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Preferred Shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the Preferred Shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Preferred Shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in the Preferred Shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of the Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (a) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on the Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the Preferred Shares) and (b) any gain realized on the sale, exchange or other disposition of the Preferred Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for the Preferred Shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which (a) a U.S. Holder owns the Preferred Shares, (b) we are a PFIC and (c) the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of the Preferred Shares. In addition, if a U.S. Individual Holder is an individual who dies while owning the Preferred Shares, such U.S. Individual Holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirement, as well as the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Medicare Tax on Unearned Income

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends and gain from the sale or other disposition of the Preferred Shares. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Preferred Shares.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of the Preferred Shares under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in the Preferred Shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of the Preferred Shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions on the Preferred Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to the Preferred Shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of the Preferred Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of the Preferred Shares unless (a) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (b) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the disposition of Preferred Shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of the Preferred Shares to a Non-Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non-Corporate U.S. Holder also may be subject to backup withholding if the Non-Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Canadian Federal Income Tax Considerations

The following discussion is the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada), or Canada Tax Act, as of the date of this prospectus, that we believe are relevant to holders of the Preferred Shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty), resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). This disclosure may not apply to United States limited liability companies; accordingly, such holders should consult their own tax advisors. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

Subject to the assumptions below, under the Canada Tax Act no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. Based on the Canada Tax Act as currently enacted, we will not be resident in Canada in a particular taxation year if our principal business in that year is “international shipping”, all or substantially all of our gross revenue for that year consists of gross revenue from “international shipping”, and we were not granted articles of continuance in Canada before the end of that year. International shipping is defined as the operation of ships that are owned or leased by an operator and that are used primarily in transporting passengers or goods in international traffic and includes the chartering of ships, provided that one or more persons related to the operator (if the operator and each such person is a corporation), or persons or partnerships affiliated with the operator (in any other case), has complete possession, control and command of the ship. The leasing of a ship by a lessor to a lessee that has complete possession, control and command of the ship is excluded from the international shipping definition, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee.

The definition of “international shipping” was introduced following industry consultation, with the intent of providing shipping companies with flexibility in the manner in which they structure their intra-group chartering contracts. Based on our operations and our understanding of the foregoing intention of the definition of “international shipping”, we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares. Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from international shipping, and gains realized from the disposition of ships used principally in international traffic, are not included in the non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

Subject to the below assumption, we expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. The foregoing is based upon the assumption that we are a resident of the Republic of the Marshall Islands. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

Please read “Business—Taxation of the Company—Canadian Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2015 for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

PLAN OF DISTRIBUTION

We have entered into an At-the-Market Issuance Sales Agreement, or Sales Agreement, with FBR under which we may issue and sell Preferred Shares having an aggregate sales price of up to $150,000,000 from time to time through FBR, which will act as our sales agent. Sales of the Preferred Shares under this prospectus supplement, if any, will be in “at the market offerings” as defined in Rule 415 under the Securities Act, including, without limitation, transactions made directly on or through the NYSE or other market for our Preferred Shares in the United States, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or any other methods permitted by law. FBR will not engage in any transactions that stabilize the Preferred Shares.

From time to time during the term of the Sales Agreement, we will notify FBR of the series and amount of Preferred Shares to be sold, the dates on which such sales are requested to be made, the minimum price below which sales may not be made and any limitation on the number of shares that may be sold in any one day. Once we have so instructed FBR unless FBR declines to accept the terms of such notice or until such notice is terminated or suspended as permitted by the Sales Agreement, FBR shall use commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of FBR under the Sales Agreement are subject to a number of customary conditions, which FBR reserves the right to waive in its sole discretion.

FBR will provide written confirmation to us no later than the opening of the trading day following the trading day on which FBR has sold Preferred Shares for us under the Sales Agreement. Each confirmation will include the number and series of Preferred Shares sold on that day, the aggregate compensation payable by us to FBR in connection with the sale and the net proceeds to us from the sale of the Preferred Shares.

Settlement for sales of the Preferred Shares will occur on the third trading day following the date on which any sales are made or some other date as may be agreed upon by us and FBR with respect to any particular transaction. Sales of our Preferred Shares as contemplated by this prospectus supplement will be settled through the facilities of The Depositary Trust Company or by such other means as we and FBR may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay FBR a commission of up to 2.0% of the gross proceeds we receive from the sales of our Preferred Shares, of which up to 20% of FBR’s aggregate commissions received under the sales agreement may be paid to Incapital LLC, in connection with their duties as an introducing broker. We have also agreed to pay various fees and expenses related to this offering, including certain of FBR’s legal expenses up to $25,000. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of Preferred Shares on our behalf hereunder, FBR may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to FBR may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to FBR against specified liabilities, including liabilities under the Securities Act.

The offering of Preferred Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all Preferred Shares subject to the Sales Agreement or (ii) the termination of the Sales Agreement by either FBR or us in accordance with the Sales Agreement.

FBR and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. FBR and certain of its affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, FBR and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. FBR and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is filed with the SEC and is incorporated by reference into the registration statement of which this prospectus supplement is a part. See “Where You Can Find More Information” below.

LEGAL MATTERS

The validity of the Preferred Shares and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, and by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Perkins Coie LLP and Blake, Cassels & Graydon LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. The sales agent has been represented in connection with this offering by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

EXPENSES

We estimate the expenses in connection with the issuance and distribution of the Preferred Shares, other than sales agent’s commissions, as follows:

Legal Fees and Expenses	$100,000
Accountants’ Fees and Expenses	30,000
Printing Expenses	30,000
Transfer Agent Fees and Expenses	5,000
SEC Registration Fee	17,385
Miscellaneous Costs	17,615

Total	$200,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file and furnish annual and other reports with the SEC. You may read and copy any document that we file or furnish with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies of documents at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement the documents listed below:

•	Reports on Form 6-K, filed with the SEC on March 11, 2016, April 26, 2016, May 19, 2016, July 27, 2016 and November 4, 2016;

•	Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 10, 2016.

•	The description of our Series D Preferred Shares as set forth in our registration statement on Form 8-A filed on December 13, 2012, including any subsequent amendments or reports filed for the purposes of updating such descriptions.

•	The description of our Series E Preferred Shares as set forth in our registration statement on Form 8-A filed on February 13, 2014, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

•	The description of our Series G Preferred Shares as set forth in our registration statement on Form 8-A filed on June 16, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

•	The description of our Series H Preferred Shares as set forth in our registration statement on Form 8-A filed on August 11, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and the sales agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

Attention: Chief Financial Officer

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Bareboat Charter. A charter of a vessel under which the shipowner is usually paid a fixed amount for a certain period of time during which the charterer is responsible for the vessel operating expenses, including crewing, and voyage expenses of the vessel and for the management of the vessel. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a vessel’s engines.

Charter. The hire of a vessel for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.

Charterer. The party that charters a vessel.

Classification Society. An independent organization that certifies that a vessel has been built and maintained according to the organization’s rules for that type of vessel and complies with the applicable rules and regulations of the flag state and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class.”

Dry-Docking. The removal of a vessel from the water for inspection and, if needed, repair of those parts of a vessel that are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings for containerships are generally required once every five years, one of which must be a “special survey.”

Flag State. The country of a vessel’s registry.

Hire Rate. The payment to the shipowner from the charterer for the use of the vessel.

Hull. Shell or body of a vessel.

Newbuilding. A new vessel under construction or just completed.

Off-Charter. The period in which a vessel is not in service under a time charter and, accordingly, we do not receive hire.

Off-Hire. The period in which a vessel is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, dry- docking and surveys, whether or not scheduled.

Protection and Indemnity (or P&I) Insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a vessel as scrap metal.

Special Survey. The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society.

Spot Market. The market for immediate chartering of a vessel, usually for single voyages.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

Time Charter. A charter under which the shipowner hires out a vessel for a specified period of time. The shipowner is responsible for providing the crew and paying vessel operating expenses, while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid the hire rate, which accrues on a daily basis.

Vessel Operating Expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs.

PROSPECTUS

Common Shares

Preferred Shares

Convertible Preferred Shares

Debt Securities

Convertible Debt Securities

Seaspan Corporation

We may, from time to time, offer to sell common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We refer to our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “SSW.” On May 23, 2016, the last reported sale price of our Class A common shares on the New York Stock Exchange was $16.20 per share. Our Series C preferred shares, Series D preferred shares and Series E preferred shares are listed on the New York Stock Exchange under the symbols “SSW PR C,” “SSW PR D” and “SSW PR E.” On May 23, 2016, the last reported sale prices of our Series C, D and E preferred shares on the New York Stock Exchange were $25.47, $24.80 and $24.85 per share, respectively. Our 6.375% Senior Unsecured Notes due 2019 also are listed on the New York Stock Exchange under the symbol “SSWN.” On May 23, 2016, the last reported sale price of these notes on the New York Stock Exchange was $25.27 per share.

Investing in our securities involves a high degree of risk. Please read the sections entitled “Forward-Looking Information” and “Risk Factors” contained on pages 2 and 3 of this prospectus and in the applicable prospectus supplement, as well as documents which are incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2016.

You should rely only on the information contained in this prospectus, any prospectus supplement or incorporated by reference herein or therein. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

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ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we and certain securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or selling securityholders sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering and of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. No limit exists on the aggregate amount of the securities we or selling securityholders may sell pursuant to the registration statement of which this prospectus is a part. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

ABOUT SEASPAN CORPORATION

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. As of May 15, 2016, we operated a fleet of 88 containerships and have entered into contracts for the purchase of an additional eight newbuilding containerships which have scheduled delivery dates through October 2017. Of our eight newbuilding containerships, six will commence operation under long-term, fixed-rate charters upon delivery. We expect to enter into long-term time charter contracts for the remaining newbuilding containerships in the future. The average age of the 88 vessels in our operating fleet was approximately six years as of May 15, 2016, on a TEU weighted basis.

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein when making a decision whether to investment in our securities.

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FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They often include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “projects,” “forecasts,” “potential,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “seek,” “should” or “will,” or the negative of those terms, or comparable terminology. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual reports on Form 20-F and any reports on Form 6-K incorporated herein by reference.

Any or all of our forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 20-F and any reports on Form 6-K that we incorporate herein by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the Commission.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our Annual Report on Form 20-F for the year ended December 31, 2015, filed on March 10, 2016, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

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WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the U.S. Securities Act of 1933, as amended, or the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act on or after the date of this prospectus (other than information “furnished” to the Commission, unless otherwise stated) until the termination of the registration statement of which this prospectus is a part:

•	Reports on Form 6-K, filed with the SEC on March 11, 2016, April 22, 2016, April 26, 2016, May 19, 2016 and May 23, 2016;

•	Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 10, 2016; and

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•	The descriptions of our Class A common shares, our Series C preferred shares, our Series D preferred shares, our Series E preferred shares and our 6.375% senior unsecured notes due 2019 as set forth in our registration statements on Form 8-A filed on August 2, 2005, January 28, 2011, December 13, 2012, February 13, 2014 and April 7, 2014, respectively, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

You may obtain a copy of the above mentioned filings or any subsequent filing we incorporated by reference into this prospectus or any prospectus supplement through the Commission or the Commission’s website as described above. You may also obtain copies of these documents free of charge by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre 141

Connaught Road West

Hong Kong

China

(852) 2540-1686

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USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by this prospectus. Unless we specify otherwise in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and/or for general corporate purposes.

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RATIO OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preference dividends for the periods presented:

	Three Months Ended March 31, 2016		Year Ended December 31,
			2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	1.1		2.5	2.1	4.7	2.4	—	(2)
Ratio of earnings to fixed charges and preference dividends(1)	—	(2)	1.8	1.5	3.2	1.7	—	(2)
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—		—	—	—	—	94,380
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	8,033		—	—	—	—	117,558

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preference dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preference dividends are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to our credit and lease facilities and preferred shares and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preference dividends for this period was less than 1.0X.

DESCRIPTION OF SECURITIES

We may offer common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We will set forth in an accompanying prospectus supplement a description of the common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

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SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the Commission under the Exchange Act that are incorporated by reference.

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PLAN OF DISTRIBUTION

We or any selling securityholder may sell our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities from time to time on a continuous or delayed basis (a) to or through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or other persons or entities, (d) through a combination of these methods or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

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OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than underwriting discounts and commissions, as follows:

Commission Registration Fee	$	*
Printing Expenses		**
Legal Fees and Expenses		**
Accountants’ Fees and Expenses		**
NYSE Listing Fee		**
FINRA Filing Fee		**
Blue Sky Fees and Expenses		**
Transfer Agent’s Fees and Expenses		**
Miscellaneous Costs		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, we are deferring payment of the registration fee for the securities offered.
**	To be provided by a prospectus supplement or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

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LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Unless otherwise stated in any applicable prospectus supplement, the legality of the debt securities and certain other legal matters will be passed upon for us by Perkins Coie LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our principal executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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7.95% Series D Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

8.25% Series E Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

8.20% Series G Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

7.875% Series H Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

Having an Aggregate Offering Price of Up to $150,000,000

Seaspan Corporation

PROSPECTUS SUPPLEMENT

FBR

November 4, 2016